EXHIBIT 10.45

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (“Amendment”) is made and entered into as of October 1, 2010, by and between ECI WASHINGTON LLC, a Delaware limited liability company (“Seller”) and HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (“Purchaser”).

RECITALS

A.    Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of September 15, 2010 (the “Purchase Agreement”) for the purchase of the Property (as such term is fully described in the Purchase Agreement).

B.    Seller and Purchaser desire to amend the Purchase Agreement in accordance with the terms and conditions set forth herein.

C.    Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings given to them in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agrees as follows:

1.    Title Review Period. Effective as of the date hereof, the reference to the “12th business day following the Contract Date” contained in the first sentence of Section 4.4.1 of the Purchase Agreement is hereby deleted and replaced with a reference to the “18th business day following the Contract Date”. In addition, notwithstanding anything to the contrary in the Purchase Agreement, in the event that Purchaser shall notify Seller of objections to title or matters shown on the Survey prior to the expiration of the Title Review Period, Seller shall notify Purchaser in writing whether Seller elects to cure such objections within three (3) business days following expiration of the Title Review Period, and failure of Seller to provide any notice to Purchaser by such date shall be deemed Seller’s election not to attempt to cure any of Purchaser’s title objections. If (i) Seller elects, or is deemed to have elected, not to cure any objection, and (ii) Purchaser delivers an Approval Notice to Seller prior to the expiration of the Inspection Period in accordance with Section 5.2.1 of the Purchase Agreement, then (A) Purchaser shall be deemed to have waived such objections, and (B) such Approval Notice shall constitute Purchaser’s agreement to purchase the Property subject to the items to which Purchaser had objected, which items shall be deemed Permitted Exceptions, in which case the parties shall proceed to complete the Closing, subject to the terms of the Purchase Agreement. However, if (1) Purchaser fails to deliver an Approval Notice prior to the expiration of the Inspection Period, or (2) such Approval Notice seeks to modify any terms or provisions of the Purchase Agreement or conditionally approve the items to which Purchaser had objected, the Property or the Loan Documents, then Purchaser shall be deemed to have disapproved the Property and the Deposit shall be returned to Purchaser, the Purchase Agreement shall be null and void and neither party shall have any further rights or obligations under the Purchase Agreement, except for the indemnity obligations set forth therein and those rights and obligations that expressly survive the termination of the Purchase Agreement.

2.    Facsimile/PDF; Counterparts. This Amendment may be executed in two or more counterparts, and each counterpart, when executed and delivered (which delivery may be by telecopy or by electronic mail in PDF format), shall be deemed an original. All such counterparts, together, shall constitute one agreement or one document binding on all the parties thereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

3.    Attorneys’ Fees. In the event either party shall commence an action to enforce any provision of this Amendment, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, any and all costs and expenses incurred, including reasonable attorneys fees and court costs and the fees and costs of expert witnesses, and fees incurred to en force any judgment obtained.

4.    Construction. This Amendment shall be deemed incorporated into and shall be a part, of the Purchase Agreement, as though the provisions hereof were contained in the Purchase Agreement effective as of the date of this Amendment; accordingly, from and after the date hereof, any reference to the Purchase Agreement, and in the Purchase Agreement to the “Agreement”, shall be deemed to include a reference to the Purchase Agreement as amended by this Amendment, whether or not a reference is made to this Amendment.

5.    Purchase Agreement in Full Force. Except for those provisions which are inconsistent with this Amendment, all other terms, covenants and conditions of the Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

PURCHASER:	SELLER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership	ECI WASHINGTON LLC, a Delaware limited liability company

By: Hudson Pacific Properties, Inc., a Maryland corporation	By: Embarcadero Capital Investors LP, a Delaware limited partnership, its sole member

By: /s/ Howard Stern Name: Howard Stern Title: President	By Embarcadero Capital Partners LLC, a Delaware limited liability company, its sole general partner

By: /s/ Eric Yopes Name: EricYopes Title: Manager

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